Orrick, Herrington & Sutcliffe LLP
666 Fifth Avenue
New York, New York 10103

February 18, 2005

Securities and Exchange Commission450
Fifth Street, N.W.Washington,
D.C. 20549

Re:	American Express Credit Account Master Trust Registration Statement No. 333-113579 Form 8-K

Ladies and Gentlemen:

        On behalf of American Express Receivables Financing Corporation II, American Express Receivables Financing Corporation III LLC and American Express Receivables Financing Corporation IV LLC, as Originators of the American Express Credit Account Master Trust, we have attached a Form 8-K to be filed pursuant to the Securities Exchange Act of 1934, as amended, and the rules thereunder.

Very truly yours, /s/ Lara K. Daly Lara K. Daly, Esq.

Enclosures